UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2002

SUNRISE ASSISTED LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20765	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation of organization)	File Number)	Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Item 5. Other Information

     On December 2, 2002, Sunrise Assisted Living, Inc. (“Sunrise”) announced that it is in discussions with Marriott International, Inc. (“Marriott”) relating to a possible cash purchase by Sunrise of all of the outstanding stock of Marriott’s wholly owned subsidiary, Marriott Senior Living Services, Inc. (“MSLS”), which owns and operates senior independent full-service and assisted living communities. As part of this proposed transaction, a co-bidder is also in discussions with Marriott regarding a purchase of MSLS’s owned real estate. In the event a transaction between Sunrise and Marriott were completed, Sunrise would enter into long-term management services contracts with its co-bidder to operate the properties purchased by Sunrise’s co-bidder.

     Sunrise understands that Marriott is also in discussions with at least one other party regarding a possible transaction involving MSLS. Any transaction among Sunrise, its co-bidder and Marriott is subject, among other things, to the satisfactory completion of ongoing due diligence, agreement as to the definitive purchase price, the negotiation and execution of mutually satisfactory definitive documentation, approval of the proposed transaction by Sunrise’s Board of Directors, the receipt of required governmental approvals and other customary closing conditions. There can be no assurance that a transaction between Sunrise and Marriott will be entered into or, if entered into, that any such transaction will be completed.

     Sunrise is aware of recent litigation and disputes among Marriott, MSLS, Senior Housing Properties Trust and Five Star Quality Care, Inc. regarding management contracts for 31 communities currently operated by MSLS. Sunrise does not believe that this litigation and the issues raised will preclude a transaction among Sunrise, its co-bidder and Marriott.

     Certain matters discussed in this Form 8-K may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be realized. As indicated above, there can be no assurance that a transaction among Sunrise, its co-bidder and Marriott will be entered into or, if entered into, that any such transaction will be completed. Sunrise assumes no obligation to update forward-looking statements that become untrue because of subsequent events.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE ASSISTED LIVING, INC. (Registrant)

Date:	December 2, 2002	By:	/s/ Larry E. Hulse Larry E. Hulse Chief Financial Officer

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